                                                  OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                              QuadraMed Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74730W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               (Page 1 of 11 Pages)

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 2 of 11 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      James D. Durham
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                       3,867
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                    467,141 shares.  461,828
           REPORTING                                   shares are directly owned
            PERSON                                     by Trigon Resources
             WITH                                      Corporation, of which Mr.
                                                       Durham is a stockholder,
                                                       and 5,313 shares are
                                                       directly owned by Wentorf
                                                       International
                                                       Corporation, of which Mr.
                                                       Durham is the sole
                                                       stockholder.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                        3,867
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       467,141 shares.  461,828
                                                       shares are directly owned
                                                       by Trigon Resources
                                                       Corporation, of which Mr.
                                                       Durham is a stockholder,
                                                       and 5,313 shares are
                                                       directly owned by Wentorf
                                                       International
                                                       Corporation, of which Mr.
                                                       Durham is the sole
                                                       stockholder.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                         471,008
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 3 of 11 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Trigon Resources Corporation, a Nevada corporation
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      a Nevada corporation
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                                    461,828
           REPORTING            ------------------------------------------------
            PERSON                    7       SOLE DISPOSITIVE POWER
             WITH                                                          -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                                       461,828
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       461,828
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 4 of 11 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Wentorf International Corporation, a Panamanian corporation
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                     a Panamanian corporation
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                         -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                                       5,313
           REPORTING            ------------------------------------------------
            PERSON                    7       SOLE DISPOSITIVE POWER
             WITH                                                           -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                                          5,313
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                          5,313
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           .09%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 5 of 11 Pages
---------------------------------           ------------------------------------



Item 1(a)      Name of Issuer:

               QuadraMed Corporation


Item 1(b)      Address of Issuer's Principal Executive Offices:

               80 East Sir Francis Drake Boulevard
               Suite 2A
               Larkspur, CA 94939



Item 2(a)-(c)  Name, Address and Citizenship of Persons Filing:

               This Statement is being filed by James D. Durham, whose principal business address is 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, CA 94939. Mr. Durham is a citizen of the United States.

               With respect to Trigon Resources Corporation, a Nevada corporation ("Trigon"), this statement relates only to Mr. Durham's indirect, beneficial ownership of shares of Common Stock of QuadraMed Corporation owned by Trigon, of which Mr. Durham is a stockholder. The principal business address of Trigon is 955 South Virginia, No. 116, Reno, NV 89502.

               With respect to Wentorf International Corporation, a Panamanian corporation ("Wentorf"), this statement relates only to Mr. Durham's indirect, beneficial ownership of shares of Common Stock of QuadraMed Corporation owned by Wentorf, of which Mr. Durham is the sole stockholder. The principal business address of Wentorf is 20 Sunnyside, No. 283, Mill Valley, CA 94941.

---------------------------------           ------------------------------------
Cusip NO. 74730W 10 1                13G      Page 6 of 11 Pages
---------------------------------           ------------------------------------


Item 2(d)      Title of Class of Securities:

               Common Stock


Item 2(e)      CUSIP Number:

               74730W 10 1


Item 3.        Not Applicable


Item 4.        Ownership.

A.             James D. Durham

               (a)      Amount Beneficially Owned:   471,008(1)
               (b)      Percent of Class:  7.7%
               (c)      Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:  3,867
                        (ii)    shared power to vote or to direct the vote:
                                467,141(1)
                        (iii) sole power to dispose or to direct the disposition of: 3,867
                        (iv) shared power to dispose or to direct the disposition of: 467,141(1)

B.             Trigon Resources Corporation

               (a)      Amount Beneficially Owned:   461,828
               (b)      Percent of Class:  7.5%
               (c)      Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:  -0-
                        (ii)    shared power to vote or to direct the vote:
                                461,821
--------
     1 The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of these securities.

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 7 of 11 Pages
---------------------------------           ------------------------------------

                        (iii) sole power to dispose or to direct the disposition of: -0-

                        (iv) shared power to dispose or to direct the disposition of: 461,821

C.          Wentorf International Corporation

            (a)      Amount Beneficially Owned:   5,313
            (b)      Percent of Class:  .08%
            (c)      Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:  -0-
                       (ii)     shared power to vote or to direct the vote:
                                5,313
                      (iii) sole power to dispose or to direct the disposition of: -0-
                       (iv) shared power to dispose or to direct the disposition of: 5,313

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable


Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 8 of 11 Pages
---------------------------------           ------------------------------------


Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

               Not Applicable



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 1997

                                                JAMES D. DURHAM



                                                /s/ James D. Durham
                                                _______________________________


                                                TRIGON RESOURCES CORPORATION



                                                By:    /s/ James D. Durham
                                                      __________________________

                                                Title: President
                                                      __________________________

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 9 of 11 Pages
---------------------------------           ------------------------------------


                                            WENTORF INTERNATIONAL CORPORATION



                                            By:     /s/ James D. Durham
                                                  _____________________________

                                            Title:  President
                                                  _____________________________

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 10 of 11 Pages
---------------------------------           ------------------------------------



                                  EXHIBIT INDEX



                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                               11
